EXHIBIT 10.22
Baxter International Inc.
Equity Plan
Adopted as of March 16, 2020

1. Purpose
This Equity Plan (the “Plan”) has been adopted by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Baxter International Inc. (“Baxter”) as of March 16, 2020.
2. Participants
Participants in this Plan (each a “Participant”) shall be select employees of Baxter or its subsidiaries (the “Company”) to whom the Committee may make awards of stock options (each an “Option”), performance share units (each a “PSU”) and restricted stock units (each an “RSU”, and together with Options and PSUs, “Awards”) under this Plan.
3. Awards
3.1 Awards shall be made pursuant to and for the purposes stated in the Company incentive compensation program or plan (the “Program”) identified in the individual grant materials provided to the Participant (the “Grant”) and are subject to the terms and conditions set forth in such Program. Such Grant materials consist of a communication letter to Participants notifying them of their Awards and may include alternative terms with respect to vesting, in which case the vesting terms in the Grant communication letter shall govern. All Awards granted hereunder shall be subject to the Company’s Incentive Compensation Recoupment Policy or Executive Compensation Recoupment Policy, as applicable, and shall be subject to potential clawback in accordance with Section 8 of this Plan as well as any clawback provisions in the Program. Copies of the Company’s Incentive Recoupment Policy and Executive Compensation Recoupment Policy are attached hereto as Exhibits A and B. Each Award shall be granted as of the date approved and as provided in the Grant, or for eligible French employees as soon thereafter as practicable pursuant to applicable French law (as provided in the attached French Addendum which shall govern such Awards) (the “Grant Date”). The purchase price for each Share subject to an Option shall be the Fair Market Value of a share of common stock (the “Common Stock”), par value $1.00, of Baxter (each a “Share”) on the Grant Date. The terms of each Award will be as set forth in this Plan. Unless otherwise defined herein, capitalized terms used in this Plan shall have the meanings set forth in the Program. Options are not intended to qualify as Incentive Stock Options within the meaning of section 422 of the United States Internal Revenue Code, as amended (the “Code”).
3.2 Notwithstanding any other provision in the Plan to the contrary, any Grant or Award made under the Plan on or after March 16, 2020 shall be cancelled and no Award will vest or be exercisable if the Participant does not accept, sign, date and return, as directed by Baxter, the Non-Competition, Non-Solicitation and Confidentiality Agreement within sixty (60) days of being provided a copy of such agreement.

4. Options
4.1. Options shall become exercisable as follows: (i) one-third on the first anniversary of the Grant Date, (ii) one-third on the second anniversary of the Grant Date, and (iii) the remainder on the third anniversary of the Grant Date. If Options would become exercisable on a date that is not a business day, they will become exercisable on the next business day. A business day is any day on which the Common Stock is traded on the New York Stock Exchange. After Options become exercisable (in each case, in whole or in part) and until they expire, the Options may be exercised in whole or in part, in the manner specified by the Committee. Under no circumstances may Options be exercised after they have expired. Shares may be used to pay the purchase price for Shares to be acquired upon exercise of Options or fulfill any tax withholding obligation, subject to any requirements or restrictions specified by the Committee.
4.2. Subject to Section 8, if a Participant’s employment with the Company terminates before the Participant’s Options become exercisable, the Options will expire when the Participant’s employment with the Company terminates, except (i) in connection with a Qualifying Retirement or death or disability (each as outlined below) or (ii) if the Participant is rehired by the Company within ninety days of termination, in which case the Participant shall be construed to have been continuously employed by the Company for purposes of vesting and exercise.
4.3. Subject to Section 8, if a Participant’s employment with the Company terminates after the Participant’s Options become exercisable, the Options will not expire immediately but will remain exercisable. Subject to Section 4.6, and except in the event of a Qualifying Retirement (as provided in Section 4.4), the Options will expire ninety days after the Participant’s employment with the Company terminates. If the Participant dies or becomes disabled during the ninety-day period, the Options will expire on the fifth anniversary of the termination date.
4.4. Subject to Section 8, if the employment of a Participant who is at least 65 years of age, or at least 55 years of age with at least 10 years of employment with the Company, is terminated other than for Cause or by reason of the Participant’s death or disability (a “Qualifying Retirement”) then (i) if the date of such termination is after the calendar year of the Grant Date, the Options shall continue to vest as provided in Section 4.1, or (ii) if the date of such termination is in the calendar year of the Grant Date, a portion of the Options shall continue to vest as provided in Section 4.1, which portion shall be determined as follows: (# shares covered by Option award) * (# of months worked in that year, rounded to nearest whole month) / 12. Subject to Sections 4.6 and 8, the Participant’s Options (whether vesting pursuant to (i) or (ii) or previously vested) shall expire on the fifth anniversary of the termination date.
4.5. If the employment of a Participant is terminated due to death or disability, then (i) if the date of such termination is after the calendar year of the Grant Date, the Options shall vest immediately, or (ii) if the date of such termination is in the calendar year of the Grant Date, a portion of the Options shall vest immediately, which portion shall be determined as follows: (# shares covered by Option award) * (# of months worked in that year, rounded to nearest whole month) / 12. Subject to Section 4.6, such Options will expire on the fifth anniversary of the termination date.

4.6. Subject to Section 8, Options that have not previously expired will expire at the close of business on the tenth anniversary of the Grant Date. If Options would expire on a date that is not a business day, they will expire at the close of business on the last business day preceding that date.
4.7. Except as the Committee may otherwise provide, Options may only be exercised by the Participant, the Participant’s legal representative, or a person to whom the Participant’s rights in the Options are transferred by will or the laws of descent and distribution.
4.8. A transfer of employment within the Company will not constitute a termination of employment within the meaning of the Plan.
4.9. A transfer of employment to a company that assumes an Option or issues a substitute option in a transaction to which Section 424 of the Code applies will not constitute a termination of employment within the meaning of the Plan.
4.10. Except to the extent that it would cause the Option to be subject to Section 409A of the Code, the Committee may, in its sole discretion and without receiving permission from any Participant, substitute stock appreciation rights (“SARs”) for any or all outstanding Options. Upon the grant of substitute SARs, the related Options replaced by the substitute SARs shall be cancelled. The grant price of the substitute SARs shall be equal to the Option Price of the related Options, the term of the substitute SARs shall not exceed the term of the related Options, and the terms and conditions applicable to the substitute SARs shall otherwise be substantially the same as those applicable to the related Options replaced by the substitute SARs. Upon exercise, the SARs will be settled in Shares.
4.11. To the extent that an Option has not been exercised on the date the Option would otherwise expire pursuant to Sections 4.6 and 8, and the Fair Market Value of the Common Stock on such date exceeds the exercise price, Baxter may (but shall not be obligated to), on behalf of the Participant, direct that the Option be exercised and the shares of Common Stock sold, with the proceeds used to pay the exercise price and any applicable tax withholding, and the remaining proceeds credited to the Participant’s account, or take such other action as the Committee may determine; provided that in no event shall Baxter, any member of the Committee, or any person acting on their behalf have any liability to a Participant for failing to take any such action.
5. Performance Share Units
5.1. The PSUs will be earned one-third under 5.1(a), one-third under 5.1(b) and one-third under 5.1(c) as follows:
5.1(a). The PSUs earned under this subsection (a) will be earned based on the rank of Baxter’s total shareholder return (“TSR”) relative to the TSR of companies in the healthcare peer group selected by the Committee within the first ninety (90) days of 2020 (the “TSR PSUs”). TSR will be measured over a three-year period beginning with the first day of the calendar year of the Grant Date and ending on the last day of the third calendar year (the “TSR Performance Period”).

The TSR PSUs will pay out in shares of Common Stock in a range of 0% to 200% of the number of TSR PSUs awarded to the Participant as follows:

Baxter’s Percent Rank	Percentage of Target Grant Earned
80 percent or above	200%
50 percent	100%
35 percent	50%
Below 35 percent	0%

The TSR PSUs will pay out linearly between each set of data points. Should Baxter’s absolute TSR, as measured for 2020 PSU grants, be negative but otherwise have resulted in a payout greater than 100% based on the above schedule, the payout will be capped at 100%. TSR will be measured based on the average closing stock prices over the last twenty days of the TSR Performance Period (plus reinvested dividends) divided by average closing stock prices over the twenty trading days prior to the beginning of the TSR Performance Period.
5.1(b). The PSUs earned under this subsection (b) will be earned based on Baxter’s Compound Annual Growth Rate Sales Grown (CAGR) performance (the “CAGR PSUs”), as defined below. CAGR performance will be measured over a three-year period, beginning with the first day of the calendar year of the Grant Date and ending on the last day of the third calendar year (the “CAGR Performance Period”). The Committee will set a target CAGR performance within the first ninety (90) days of the three-year period and assess annual performance against that target after the conclusion of that three-year period, which shall be finalized in accordance with 5.1(d).
The CAGR PSUs will pay out in shares of Common Stock in a range of 0% to 200% to the Participant as follows:

Baxter CAGR Performance	Percentage of Target Grant Earned
7 percent and above	200%
5 percent	100%
3 percent	50%
Below 3 percent	0%

The CAGR PSUs will pay out linearly between each set of data points. CAGR performance will be measured based on the change in net sales over a three-year period as if the growth happened steadily over that period of time.
The calculation is as follows:
Calculate Net Sales at the end of the period divided by Net Sales at the beginning of the period and raise the result to an exponent of one divided by the number of years within the period. Subtract one from the subsequent result to arrive at the growth percentage.
5.1(c). The PSUs earned under this subsection (b) will be earned based on Baxter’s Adjusted Return on Invested Capital (ROIC) performance (the “ROIC PSUs”), as defined below. ROIC performance will be measured over a three-year period, beginning with the first day of the calendar year of the Grant Date and ending on the last day of the third calendar year (the “ROIC Performance Period”). The Committee will set a target ROIC performance within the first ninety (90) days of the three-year period and assess annual performance against that target after the conclusion of that three-year period, which shall be finalized in accordance with 5.1(d).
The ROIC PSUs will pay out in shares of Common Stock in a range of 0% to 200% to the Participant as follows:

Baxter ROIC Performance	Percentage of Target Grant Earned
120 percent and above	200%
100 percent	100%
80 percent	50%
Below 80 percent	0%

The ROIC PSUs will pay out linearly between each set of data points. ROIC performance will be measured for the three-year period based on each year’s net operating profit less adjusted tax, divided by average invested capital, then calculating a simple average for each of the results of the three years of the performance period.
5.1(d). Following the end of the Performance Periods, the Committee shall determine the PSU payout, which determination shall be final and binding. Shares of Common Stock earned will be delivered or otherwise made available to the Participant as soon as practical after the Committee makes its determination but not later than the March 15 after the end of the Performance Periods. PSUs will only be settled in shares of Common Stock. Any other settlement modality shall be considered an exception, which would have to be approved separately by the Committee.
5.2. Subject to Section 8, if a Participant’s employment with the Company terminates before the end of the Performance Periods, any unvested PSUs shall be forfeited on the effective date of termination, except (i) in connection with a Qualifying Retirement or death or disability (each as outlined below), or (ii) if the Participant is rehired by the Company within ninety days of termination, in which case the Participant shall be construed to have been continuously employed by the Company for purposes of vesting.
5.3. Subject to Section 8, if the employment of a Participant terminates in a Qualifying Retirement then (i) if the date of such termination is after the calendar year of the Grant Date, the PSUs will remain eligible for payout at the end of the Performance Periods on the terms provided in Section 5.1, or (ii) if the date of such termination is in the calendar year of the Grant Date a portion of the unearned PSUs shall remain eligible for payout at the end of the Performance Periods on the terms provided in Section 5.1, which portion shall be determined as follows: (# PSUs awarded) * (# of months worked in that year, rounded to nearest whole month) / 12.
5.4. If the employment with the Company of a Participant is terminated due to death or disability, the PSUs shall vest as follows: (i) if the date of such termination is after the calendar year of the Grant Date, PSUs shall pay out at 100% of the Target Grant (as depicted in the tables in Section 5.1.), or (ii) if the date of such termination is in the calendar year of the Grant Date a portion of the unearned PSUs shall pay out as provided in (i), which portion shall be determined as follows: (# PSUs awarded) * (# of months worked in that year, rounded to nearest whole month) / 12.
5.5. The PSUs shall not be transferable and may not be sold, assigned, pledged, hypothecated or otherwise encumbered.
5.6. A transfer of employment within the Company will not constitute a termination of employment within the meaning of the Plan.
5.7. Until the shares of Common Stock have been delivered or otherwise made available as provided in Section 5.1, the Participant shall not be treated as a shareholder as to those shares of Common Stock relating to the PSUs.  Notwithstanding the foregoing, the Participant shall be permitted to receive additional PSUs with respect to outstanding PSUs based upon the dividends and distributions paid on shares of Common Stock to the same extent as if each PSU were a share of Common Stock (without adjustment prior to vesting for payment levels set forth in the table in Section 5.1), which additional PSUs shall be determined in amount and value in the Company’s discretion and shall be delivered or made available at the same time and to the same extent as the PSUs to which they relate or as otherwise determined by the Company.
5.8. To the extent required by Section 409A of the Internal Revenue Code, no PSUs that become payable to a specified employee (as defined in the Baxter International Inc. and Subsidiaries Deferred Compensation Plan) by reason of a separation from service shall be paid until the first day of the seventh month following the separation from service, and the PSUs shall be otherwise interpreted and administered in accordance with Section 409A.
6. Restricted Stock Units
6.1. Except for RSUs granted to the employees of the Company’s subsidiaries in France, RSUs are subject to being earned and vested as follows: (i) one-third on the first anniversary of the Grant Date, (ii) one-third on the second anniversary of the Grant Date, and (iii) the remainder on the third anniversary of the Grant Date (each as applicable, a “Vesting Date”). RSUs granted to the employees of the Company’s subsidiaries in France are subject to being earned and vested on the second anniversary of the Grant Date in accordance with the attached French Addendum. If RSUs would become earned and vested on a date that is not a business day, the next business day shall be the Vesting Date.  The Company will deliver or otherwise make available to the Participant within 2½ months following the applicable Vesting Date one Share for each RSU that vests. RSUs will only be settled in Shares. Any other settlement method would be considered an exception and would have to be approved separately by the Committee.
6.2. Subject to Section 8, if a Participant’s employment with the Company terminates before a given Vesting Date, any unvested RSUs will be forfeited when the Participant’s employment with the Company terminates, except (i) in connection with a Qualifying Retirement or death or disability (each as outlined below), or (ii) if the Participant is rehired by the Company within ninety days of termination, in which case the Participant shall be construed to have been continuously employed by the Company for purposes of vesting and payout.
6.3. Subject to Section 8, if the employment of a Participant terminates in a Qualifying Retirement then (i) if the date of such termination is after the calendar year of the Grant Date, the RSUs will remain eligible for payout on the terms provided in Section 6.1, or (ii) if the date of such termination is in the calendar year of the Grant Date a portion of the RSUs shall remain eligible for payout on the terms provided in Section 6.1, which portion shall be determined as follows: (# RSUs awarded) * (# of months worked in that year, rounded to nearest whole month) / 12.
6.4. If the employment with the Company of a Participant is terminated due to death or disability, the RSUs shall vest as follows: (i) if the date of such termination is after the calendar year of the Grant Date, all the RSUs shall pay out within sixty days, or (ii) if the date of such termination is in the calendar year of the Grant Date a portion of the RSUs shall pay out within sixty days, which portion shall be determined as follows: (# RSUs awarded) * (# of months worked in that year, rounded to nearest whole month) / 12.
6.5. The RSUs shall not be transferable and may not be sold, assigned, pledged, hypothecated or otherwise encumbered.
6.6. A transfer of employment within the Company will not constitute a termination of employment within the meaning of the Plan.
6.7. Until the Shares have been delivered or otherwise made available as provided in Section 6.1, the Participant shall not be treated as a shareholder as to those Shares relating to the RSUs. Notwithstanding the foregoing, the Participant shall be permitted to receive additional RSUs with respect to the RSUs based upon the dividends and distributions paid on Shares to the same extent as if each RSU were a Share, which additional RSUs shall be delivered or made available at the same time and to the same extent as the RSUs to which they relate or as otherwise determined by the Company.
7. Change in Control
Notwithstanding any other provision of the Program or this Plan (and in lieu of vesting at the times otherwise provided in the Program), if the termination of employment of a Participant occurs upon or within twenty-four (24) months following a Change in Control by reason of (a) termination by the Company for reasons other than for Cause or (b) termination by the Participant for Good Reason, then all Awards shall become immediately vested and exercisable.
8. Equity Clawback
8.1. For purposes of the Plan: (a) a Disqualifying Termination occurs if (i) the Participant’s employment with the Company terminates and (ii) such Participant violates (either during and/or after employment with Baxter) the terms of the Participant’s Non-Competition, Non-Solicitation and Confidentiality Agreement with Baxter International Inc. as described in and required by

Section 3.2; (b) the Termination Date shall mean the last date of employment with Baxter by such Participant, and (c) a Participant’s Non-Competition, Non-Solicitation and Confidentiality Agreement shall mean such Participant’s non-competition, non-solicitation and confidentiality agreement entered into with Baxter in connection with the grant of Awards under the Plan.
8.2 If a Participant has a Disqualifying Termination, then any Awards that have not vested or are not exercisable as of the Termination Date (including any Awards that would later vest as a result of a Qualifying Retirement) shall be cancelled and shall not vest or be exercisable.
8.3 If a Participant has a Disqualifying Termination on or after March 16, 2020, then (a) any Awards which have vested or became exercisable within the 12 months preceding the Termination Date shall be forfeited and shall be returned to Baxter, and (b) any Awards that vested after the Termination Date as a result of a Qualifying Retirement, shall be forfeited and shall be returned to Baxter. If the Participant has sold or exercised any such Awards, then
Participant shall make a cash payment to Baxter in an amount equal to the amount of net gain recognized from the sale or exercise of such Awards within 30 business days of written notice by
Baxter to the Participant.
9. Additional Definitions
For purposes of the Plan, the following capitalized terms shall have the meanings provided below.
“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.
“Cause” means (i) the willful and continued failure by the Participant to substantially perform his duties with the Company that has not been cured within 30 days after written demand for substantial performance is delivered by the Company, which demand specifically identifies the manner in which the Participant has not substantially performed (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), (ii) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, or (iii) the engaging by the Participant in egregious misconduct involving serious moral turpitude, determined in the reasonable judgment of the Committee. For purposes hereof, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that such action was in the best interest of the Company. Notwithstanding the foregoing, if a Participant is a party to a Change in Control Agreement, “Cause” with respect to such Participant shall have the meaning given to such term in the Change in Control Agreement.
“Change in Control” means the first to occur of any of the following: (i) any Person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Baxter (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 30% or more of the combined voting power of Baxter’s then outstanding securities, excluding any

Person who becomes such a beneficial owner in connection with a merger or consolidation of Baxter or any direct or indirect subsidiary of Baxter with any other corporation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (A) any parent of Baxter or the entity surviving such merger or consolidation or (B) if there is no such parent, of Baxter or such surviving entity; (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Grant Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Baxter) whose appointment or election by the Board or nomination for election by Baxter’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Grant Date or whose appointment, election or nomination for election was previously so approved or recommended; (iii) there is consummated a merger or consolidation of Baxter or any direct or indirect subsidiary of Baxter with any other corporation or other entity, other than a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (A) any parent of Baxter or the entity surviving such merger or consolidation or (B) if there is no such parent, of Baxter or such surviving entity; or (iv) the shareholders of Baxter approve a plan of complete liquidation or dissolution of Baxter or there is consummated an agreement for the sale or disposition by Baxter of all or substantially all of Baxter’s assets, other than a sale or disposition by Baxter of all or substantially all of Baxter’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (A) any parent of Baxter or of the entity to which such assets are sold or disposed or (B) if there is no such parent, of Baxter or such entity.
“Change in Control Agreement” means an employment agreement, change in control agreement or plan, severance agreement or plan, or other agreement between the Company and a Participant or Company plan covering a Participant that provides for benefits upon termination for good reason or cause in connection with a change in control of Baxter and that has been approved by the Board or the Committee.
“Good Reason” means the occurrence (without the Participant’s express written consent) of any of the following which occur on or after a Change in Control: (i) reduction by the Company in the Participant’s annual base salary as in effect on the Grant Date or as the same may be increased from time to time; (ii) the relocation of the Participant’s principal place of employment to a location more than fifty (50) miles from the Participant’s principal place of employment immediately prior to the Change in Control or the Company's requiring the Participant to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company's business to an extent substantially consistent with the Participant’s business travel obligations as in effect immediately prior to the Change in Control; or (iii) the failure by the Company to pay to the Participant any portion of the Participant’s current compensation or to pay to the Participant any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due. Notwithstanding the foregoing, if a Participant is a party to a Change in Control Agreement, “Good Reason” with respect to such Participant shall have the meaning given to such term in the Change in Control Agreement.
“Person” shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) Baxter or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Baxter or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of Baxter in substantially the same proportions as their ownership of stock of Baxter.
10. Withholding
Except as otherwise provided by the Committee, all Awards (including the payout of Awards) under the Plan are subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Committee, through the surrender of Shares that the Participant already owns or to which a Participant is otherwise entitled under the Plan; provided, however, with the consent of the Committee, previously-owned Shares that have been held by the Participant or Shares to which the Participant is entitled under the Plan may only be used to satisfy the minimum tax withholding required by applicable law (or other rates that will not have a negative accounting impact).
11. Program Controls
Except as specifically provided in the Plan, in the event of any inconsistency between the Plan and the Program, the Program will control, but only to the extent such Program provisions will not violate the provisions of section 409A of the Code.

BAXTER INTERNATIONAL INC.
French Addendum To 2020 Annual Equity Plan
Adopted as of March 16, 2020

1. PURPOSES OF THIS ADDENDUM
This Addendum (the “Addendum”) approved on March 16, 2020, sets out the terms for French Qualified Stock Options and French Qualified Free Shares granted jointly under the Annual Equity Plan (the “Plan”) adopted as of March 16, 2020 by Baxter International Inc. (the “Company”) to Eligible Participants, residents in France, or otherwise selected by the Committee for participation under this Addendum and the Company incentive compensation program or plan (the “Program”) identified in the individual grant materials provided to the Eligible Participant. This Addendum is adopted in accordance with Sections 3 “Administration” and 9 “Amendment and Termination” of the Program to benefit from the specific tax and social security treatment applicable in France to Qualified Option Awards and Qualified Free Share Awards.
For the avoidance of doubt, the present Addendum is not applicable to awards paid in cash and to awards of Performance Shares, Restricted Shares, Performance Units, Cash Incentive Awards or Stock Appreciation Rights. Consequently, dispositions of the Program and/or the Plan applicable to these are not applicable to Awards made further to the present Addendum.
The rules contained in the Program and the Plan will apply to Awards made under this Addendum, unless specifically stated otherwise. The terms and conditions of the present Addendum are identical to the Plan except as provided below. Words and expressions used in this Addendum and not defined herein shall have the same meaning as those words and expressions used in the Program and Plan. The additional terms and conditions in this Addendum are to be read in conjunction with the Program and Plan.
To the extent that the Program and the Plan contradict the provisions set forth hereinafter, the Addendum provisions shall prevail. In addition, to the extent that the terms and conditions specified in the applicable grant communication letter contradict the provisions set forth hereinafter, the Addendum provisions shall prevail.
2. OPTION AWARDS
2.1. General
The Addendum contains the term of “Qualified Stock Option” which refers to the awards of Options granted as per Section 6 of the Program jointly with Section 4 of the Plan in accordance with articles L.225-177 to L.225-185 of the French Commercial Code. Consequently, the terms “Stock Option”, “Options”, “Qualified Stock Option Awards” and “Option Award” herein shall be construed and interpreted accordingly.

2.2. Grant of Options
Notwithstanding the provisions of the Plan, the following rules shall apply to Options Awards granted under this Addendum.
In no event shall the number of shares of Common Stock subject to outstanding unexercised Options granted pursuant to this Addendum give right to subscribe shares exceeding one-third (1/3) of the Company’s share capital. The total number of shares of Common Stock that may be granted to Participants under this Addendum shall not exceed 10% of the Granting Company’s share capital at Grant Date, when Options are over existing shares. Outstanding unvested Full Value Awards shall be treated as shares of Common Stock in order to determine the threshold of 10% of the granting Company’s share capital.
If an Option provides a right to acquired already existing shares / treasury shares, the Company shall procure sufficient shares to satisfy the Exercise of such Option at least one day prior to the Participant’s having the right to Exercise such Option. Shares acquired by the Participant upon Option Exercise shall be registered in the name of the Participant or held in an identifiable account. Participants will have the voting and dividend rights attached to the Shares acquired upon Exercise Date as of that date. Upon Exercise, no cash replacement of shares of Common Stock is allowed.
Any market repurchased shares of Common Stock to be delivered to Eligible Individuals upon exercise of Awards granted hereunder shall be acquired by the Company at least one (1) day before the applicable vesting date. The Vesting Date designates the date upon which options, in full or in part, become exercisable by the Participant.
2.3. Grant Date
No Options may be granted under this Addendum: (a) before the end of a period of twenty (20) trading days following (i) a dividend record date for any dividend or (ii) an agreement by the shareholders of the Company to increase the issued share capital of the Company; (b) within a period of ten (10) trading days before and after the publication of consolidated accounting results of the Company (e.g., the filing of an Annual Report on Form 10-K); or (c) within a period beginning with the date upon which the Company’s executive officers become aware of any nonpublic information that, if it were to become publicly known, would reasonably be expected to affect the value of the Company’s shares of Common Stock and ending ten (10) trading days after that information has been publicized.
The Grant Date shall be the date upon which the Committee approves grants to Eligible Individuals or as soon thereafter as possible, ensuring that the above dispositions are respected. The Grant date shall be stated in the grant documentation letter.
2.4. Eligible Individuals
Notwithstanding the provisions of Sections 2(k) or 2(l), as applicable, and Section 4 of the Program or Section 2 of the Plan, Options may only be granted under this Addendum to Eligible

Individuals. No Option Award may be made to Eligible Individuals holding more than ten percent (10%) of the issued share capital in the Company.
2.5. Option Price
The Option Price shall be the greatest of: (a) the Fair Market Value of a share of Common Stock on the Grant Date; (b) eighty percent (80%) of the average opening price of a share of Common Stock over the twenty (20) trading days preceding Grant Date; (c) if treasury shares are used to satisfy exercise of the Options, eighty percent (80%) of the average repurchase price per share paid by the Company for such treasury shares. The Option Price is stated in the grant documentation letter and is fixed on the Grant Date.
2.6. Adjustment to Option Price
The number of Options and the Option Price for grants made pursuant to this Addendum may be adjusted in connection with changes in capital operations described in article L.225-181 of the French Commercial Code so that economic rights are maintained.
2.7. Vesting and Exercise of Options
Options granted pursuant to this Addendum shall vest one-third on the first three anniversaries of the Grant Date. In case of earlier exercise of Options further notably to Change of Control or Termination of Employment, the Committee may, upon discretionary decision, impose a share sale restriction to the Participant as necessary to secure eligibility to the French stock-option regime.
2.8. Termination of Employment
Notwithstanding anything to the contrary, no Option may be exercised before the first anniversary of the Grant Date. By exception, the Committee may discretionarily decide that Options may be exercised at an earlier date and / or shares sold at an earlier date.
If a Participant’s employment with the Company terminates after the Participant’s Options become exercisable, the Options will not expire immediately but will remain exercisable. Subject to Section 4.6 of the Plan, and except in the event of a Qualifying Retirement, the Options will expire ninety days after the Participant’s employment with the Company terminates. If the Participant dies or becomes disabled during the ninety-day period, the Options will expire on the fifth anniversary of the termination date.
If the employment of a Participant who is at least 65 years of age, or at least 55 years of age with at least 10 years of employment with the Company, is terminated other than for Cause or by reason of the Participant’s death or disability (a “Qualifying Retirement”) then (i) if the date of such termination is after the calendar year of the Grant Date, the Options shall continue to vest as provided in Section 2.7, or (ii) if the date of such termination is in the calendar year of the Grant Date, a portion of the Options shall continue to vest as provided in Section 2.7, which portion shall be determined as follows: (# shares covered by Option award) * (# of months worked in that year, rounded to nearest whole month) / 12. Subject to Section 4.6 of the Plan, the Participant’s Options (whether vesting pursuant to (i) or (ii) or previously vested) shall expire on the fifth anniversary of the termination date.
If the employment of a Participant is terminated due to death, all Options shall vest immediately and the shares shall be immediately transferable.
If the employment of a Participant is terminated due to disability corresponding to the 2nd or 3rd categories of Article L.341-4 of the French Social Security Code1, then (i) if the date of such termination is after the calendar year of the Grant Date, the Options shall vest immediately, or (ii) if the date of such termination is in the calendar year of the Grant Date, a portion of the Options shall vest immediately, which portion shall be determined as follows: (# shares covered by Option award) * (# of months worked in that year, rounded to nearest whole month) / 12. Subject to Section 4.6 of the Plan, such Options will expire on the fifth anniversary of the termination date. The shares acquired upon option exercise shall be immediately transferable.
If the employment of a Participant is terminated due to disability other than to the 2nd or 3rd categories of Article L.341-4 of the French Social Security Code, then (i) if the date of such termination is after the calendar year of the Grant Date, the Options shall continue to vest as provided in Section 2.7, or (ii) if the date of such termination is in the calendar year of the Grant Date, a portion of the Options shall continue to vest as provided in Section 2.7, which portion shall be determined as follows: (# shares covered by Option award) * (# of months worked in that year, rounded to nearest whole month) / 12. Subject to Section 4.6 of the Plan, such Options will expire on the fifth anniversary of the termination date.
2.9. Substitution of SARs for Options – Tandem Awards
Neither SARs nor any other incentive may be substituted for Options granted pursuant to this Addendum. No tandem awards may be made pursuant to this Addendum.
3. FULL VALUE AWARDS
3.1. Definitions
“Full Value Award” means a grant made by Baxter International Inc. to the Participant of a right to receive one Share in the future at a nil cost, in the form of a Restricted Stock Unit. Such grant can be paid exclusively in shares of Common Stock, is awarded respectively in accordance with Section 7 of the Program, in accordance with Section 5 of the Plan for Restricted Stock Units, and in accordance with articles L.225-197-1 to L.225-197-6 of the French Commercial Code on Qualified Free Shares Awards. Such grant cannot be subject to conditions, restrictions and contingencies relating to dividend or dividend equivalent rights and deferred payment or settlement. The purpose of this Addendum is to ensure that grants over shares of Common Stock are in conformity with the applicable French legislation, and are entitled to the corresponding specific French tax and social security treatment. One (1) award gives right to acquire one (1) share subject to satisfaction of applicable considerations, contingencies, conditions, restrictions, if any.

“Grant Date” means the date on which the Committee designates the Participant eligible to receive a Full Value Award further to the present Addendum, and specifies the terms and conditions of such Award, including the maximum number of underlying shares, the Vesting and Share Sale Restriction Periods. The Grant Date is stated in the grant communication letter.
“Vesting Date” means the date on which the Participant acquires the shares of Common Stock. The Vesting Date is stated in the grant communication letter.

3.2. Grant
Notwithstanding the provisions of the Plan, the following rules shall apply to Full Value Awards granted under this Addendum.
The total number of shares of Common Stock that may be granted to Participants under this Addendum shall not exceed 10% of the Granting Company’s share capital at Grant Date. Outstanding unvested Full Value Awards shall be treated as shares of Common Stock in order to determine the threshold of 10% of the granting Company’s share capital. Shares of Common Stock of the Company to be delivered under the Plan may be market repurchased shares (already existing shares) or newly issued shares. For Full Value Awards granted over already existing shares, corresponding shares shall be repurchased by the Company at least one day before the applicable Vesting Date.
A Full Value Award may not be made to employees and/or Corporate Officers holding more than 10% of the issued share capital in the Company or who, after having received shares under a Full Value Award granted hereunder, would hold more than 10% of the issued share capital in the Company.
Shares acquired by the Participant upon Vesting Date will be registered in the name of the Participant or be held in an identifiable account. Participants will have the voting and dividend rights attached to the Shares acquired upon Vesting Date as of that date.
3.3. Vesting period / Performance period
Notwithstanding anything to the contrary, in relation to Full Value Awards, the Vesting Date shall not be earlier than the second anniversary of the Grant Date, in any circumstances other than in the event of the death of the Participant or in the event of disability corresponding to the 2nd or 3rd categories of Article L.341-4 of the French Social Security Code.
Unless otherwise stated in the grant documentation letter, the Vesting Date for Restricted Stock Units shall be the second anniversary of the Grant Date. The Board of Directors or the Committee reserves the right to reduce or modify the Vesting Date in accordance with and to conform with any amendments to the French Tax Code and/or to the provisions of the French Commercial Code governing Qualified Free Shares. By exception, the Board or the Committee may discretionarily decide that Vesting Date may occur before the second (2nd) anniversary of the Grant Date.

3.4. Share Sale Restriction Period
As of the Vesting Date, shares of Common Stock acquired pursuant to Full Value Award are subject to a minimum of two (2) year share sale restriction, during which the shares may not be sold (the “Share Sale Restriction Period”). If the Participant leaves the employment of the Company or any Affiliate(s), at any time after the Vesting Date, the shares acquired shall not be freely transferable before the expiration of the Share Sale Restriction Period.
By exception, in the event of the Participant’s death, the heirs shall not be subject to the Share Sale Restriction Period, the shares being freely transferable upon the Participant’s death. By exception, notwithstanding any provision of the Plan and the present Addendum to the contrary, in case of disability corresponding to the 2nd or 3rd categories of Article L.341-4 of the French Social Security Code1, the Participant is entitled to sell the shares prior to the end of the Share Sale Restriction Period, if any.
For the avoidance of doubt, if the Participant leaves the employment, the Company or any Affiliate(s), at any time before the term of the Share Sale Restriction Period, due to his/her Disability other than of second (2nd) or third (3rd) category as defined in Article L.341-4 of the French Social Security Code1, the Participant shall not be entitled to sale the shares before the second (2nd) anniversary of the Vesting Date.
By exception, the Board or the Committee may discretionarily decide that a Participant shall not be subject to the Share Sale Restriction Period.
3.5. Additional Full Value Awards
Notwithstanding anything to the contrary in the Program or the Plan, the Participant shall not be permitted to receive additional Full Value Awards with respect to the Restricted Stock Units based upon the dividends and distributions paid on shares of Common Stock as if each Restricted Stock Unit was a share of Common Stock.
3.6. Termination of employment
Notwithstanding anything to the contrary in the Program or the Plan, in case of Participant’s death, his/her heirs may request the acquisition of the unvested Restricted Stock Units within six (6) months following this event.
By exception, if the Participant ceases his employment within the Company or any Affiliate(s) due to his disability corresponding to the 2nd or 3rd categories of Article L.341-4 of the French Social Security Code1, the Award shall vest as follows: (i) if the date of such termination is after the calendar year of the Grant Date, all the RSUs shall pay out within sixty days, or (ii) if the date of such termination is in the calendar year of the Grant Date a portion of the RSUs shall pay out as provided in (i), which portion shall be determined as follows: (# RSUs awarded) * (# of months worked in that year, rounded to nearest whole month) / 12.

Notwithstanding anything to the contrary, if the employment with the Company or any Affiliate(s) is terminated due to disability other than of second (2nd) or third (3rd) category as defined in Article L.341-4 of the French Social Security Code, (i) if the date of such termination is after the calendar year of the Grant Date, the RSUs will remain eligible for payout on the terms provided in Section 3.3, or (ii) if the date of such termination is in the calendar year of the Grant Date a portion of the RSUs shall remain eligible for payout on the terms provided in Section 3.3, which portion shall be determined as follows: (# RSUs awarded) * (# of months worked in that year, rounded to nearest whole month) / 12.
Notwithstanding anything to the contrary, if the employment with the Company or any Affiliate(s) is terminated due to Qualified Retirement, (i) if the date of such termination is after the calendar year of the Grant Date, the RSUs will remain eligible for payout on the terms provided in Section 3.3, or (ii) if the date of such termination is in the calendar year of the Grant Date a portion of the RSUs shall remain eligible for payout on the terms provided in Section 3.3, which portion shall be determined as follows: (# RSUs awarded) * (# of months worked in that year, rounded to nearest whole month) / 12.
4. Non-Transferability of Awards
No Award granted under the Plan shall be transferable other than by will or the law of descent and distribution.
4.1. Change in Control
When a tax favourable treatment may be available further to French legislation (article 163 bis C-1 bis of the French Tax Code), the Committee, upon discretionary decision, may give the choice to French participants, but has no obligation to. When the Company decides to exchange shares with no cash consideration, pursuant to applicable French legal and tax rules and notably, article L.225-197-1 § III of the French Commercial Code (as amended), then the dispositions of the Plan as well as the periods of Vesting and Share Sale Restriction will remain applicable to shares or rights received in exchange.
5. Tax Withholding
Notwithstanding any provision to the contrary, no shares of Common Stock may be used to satisfy any social security or tax withholding due for Awards granted further to the present Addendum.
The Company or its Affiliates shall have the right to require payment from a Participant to cover any applicable withholding or other employment taxes due with respect to Awards granted hereunder or shall have the right to deduct any applicable withholding or other employment taxes due from other compensation income paid to the Participant.
6. Amendment, Modifications to this Addendum.

No modification can be made to this Addendum, or to outstanding Awards granted hereunder, which is disadvantageous to the Participant or which is in contradiction to the French Commercial Code and French Tax Code provisions, unless the modification is the result of a new law or regulation or any other obligatory disposition or ruling applied to the Company or any other Subsidiary, having legal, fiscal or social implications.
The terms of this Addendum shall be interpreted in accordance with the relevant provisions set forth by French tax and social laws, as well as the regulations issued by the French tax and social administrations.
In the event of any conflict between the provisions of this Addendum and the Plan, the provisions of the Addendum shall prevail for any Awards made to Participants under this Addendum.
7. Additional Definitions
“Affiliate” means any entity:
•in which the Company holds, directly or indirectly, at least 10% of the voting rights and / or equity;
•that holds, directly or indirectly, at least 10% of the voting rights and / or equity in the Company;
•in which at least 50% of the equity or voting rights are held, directly or indirectly, by a company which itself holds at least 50% of the Company.
“Company” means Baxter International Inc., a Delaware corporation.
“Corporate Officers” mean “Président du Conseil d’Administration” (Chairman of the Board); “Directeur Général” (Managing Director); “Directeurs Généraux Délégués” (Delegated Managing Directors); Members of the “Directoire”; “Gérant” of a “Société en Commandite par Actions”; “Président" (if a private individual) d’une Société par Actions Simplifiée”.
“Eligible Individual” means any employee with a valid employment contract (“contrat de travail”) at Grant Date, and/or Corporate Officer with or without an employment contract with the Company or Affiliate(s). For the avoidance of doubt, officers and directors of the Company, or of Affiliate(s), are eligible Participants if they have a valid employment contract with one of these entities, or if they are Corporate Officers. Awards cannot be granted under this Addendum to non-employee members of a “Conseil d’Administration” (the Board), to consultant, to independent agent of the Company or Affiliate(s).

Exhibit A
to
2020 Equity Plan

[Exhibit Intentionally Omitted]

Exhibit B
to
2020 Equity Plan

[Exhibit Intentionally Omitted]